Execution Version

FIRST AMENDMENT

TO

BUSINESS COMBINATION AGREEMENT

This First Amendment (“First Amendment”) to the Business Combination Agreement (as defined below) is made and entered into as of December 18, 2023, by and among (i) Tristar Acquisition I Corp., an exempted company incorporated with limited liability in the Cayman Islands (together with its successors, the “Purchaser”), (ii) Helport AI Limited, a British Virgin Islands business company (“Pubco”), (iii) Merger I Limited, a British Virgin Islands business combination company and a wholly-owned subsidiary of Pubco (“First Merger Sub”), (iv) Merger II Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (“Second Merger Sub”), (v) Navy Sail International Limited, a British Virgin Islands company in the capacity as the Purchaser Representative thereunder (the “Purchaser Representative”), (vi) Extra Technology Limited, a BVI business company, in the capacity as the Seller Representative thereunder (the “Seller Representative”), and (vii) Helport Limited, a British Virgin Islands business company (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).

RECITALS:

WHEREAS, Purchaser, Pubco, First Merger Sub, Second Merger Sub, the Purchaser Representative, the Seller Representative and the Company have entered into that certain Business Combination Agreement, dated as of November 12, 2023 (the “Original Agreement,” and as amended, including by this First Amendment, the “Business Combination Agreement”); and

WHEREAS, the Parties now desire to amend the Original Agreement to remove the Earnout, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Business Combination Agreement, the Parties hereto, intending to be legally bound, do hereby acknowledge and agree as follows:

1. Amendments to Business Combination Agreement.

(a) Section 2.1(b) of the Original Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(b) Company Ordinary Shares. Each Company Ordinary Share (which for the avoidance of doubt shall include Ordinary Shares pursuant to the Conversion in accordance with Section 2.1(a) above) that is issued and outstanding immediately prior to the First Merger Effective Time and after the Conversion shall, as of the First Merger Effective Time, be cancelled by virtue of the First Merger and converted into the right to receive 100% of such number of Pubco Ordinary Shares equal to the Exchange Ratio (the “Company Merger Consideration”) in accordance with Section 1.3; provided, that the Company Merger Consideration otherwise payable to Company Shareholders is subject to (i) the withholding of the Escrow Shares deposited in the Escrow Account in accordance with Section 2.9, and (ii) adjustment after Closing pursuant to Section 2.8. All of the Company Ordinary Shares converted into the right to receive Pubco Ordinary Shares shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, the register of members of the Company shall be updated promptly at the First Merger Effective Time to reflect such cancellation, and each holder of a share certificate of the Company previously representing any such shares of Company Ordinary Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the Pubco Ordinary Shares into which such Company Ordinary Shares shall have been converted in the First Merger and as otherwise provided under the BVI Act.”

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(b) Section 2.5(b) of the Original Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(b) Each Company Shareholder shall be entitled to receive its Pro Rata Share of the Company Merger Shares (and not the Escrow Shares) as set forth in Section 2.2(b) in respect of the Company Shares represented by the Company Certificate(s), as soon as reasonably practicable after the Effective Time, but subject to the delivery to Pubco and Purchaser of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s), if any, for its Company Shares (or a Lost Certificate Affidavit), (ii) a properly completed and duly executed Letter of Transmittal and (iii) such other documents as may be reasonably requested by Pubco or Purchaser. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Company Merger Shares (subject to withholding of the Escrow Shares and adjustment after Closing pursuant to Section 2.8) attributable to such Company Certificate.”

(c) Section 2.5(f) of the Original Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(f) Any Company Shareholder who has not exchanged its Company Shares for the applicable portion of the Company Merger Shares in accordance with this Section 2.5 shall look only to Pubco for payment of the portion of the Company Merger Shares in respect of such Company Shares without any interest thereon (but with any dividends paid with respect thereto). Any portion of any Escrow Property in accordance with the Escrow Agreement that remains unclaimed by Company Shareholders two (2) years after the Effective Time shall be returned to Pubco and any Company Shareholder who has not exchanged its Company Shares for the applicable portion of the Aggregate Merger Consideration in accordance with this Section 2.5 prior to that time shall thereafter look only to Pubco for payment of the portion of the Aggregate Merger Consideration in respect of such Company Securities without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of Pubco, a Surviving Subsidiary or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.”

(d) Section 2.11 of the Original Agreement is hereby deleted it in its entirety.

(e) Section 8.2(d)(vii) of the Original Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(vii) Escrow Agreement. The Company shall have received a copy of the Escrow Agreement, duly executed by Purchaser, Purchaser Representative and the Escrow Agent.”

(f) Section 8.3(d) of the Original Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

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“(d) Reserved.”

(g) Section 8.3(k)(v) of the Original Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(v) Escrow Agreement. Purchaser shall have received a copy of the Escrow Agreement, duly executed by the Company, Company Representative and the Escrow Agent.”

(h) Section 12.14 of the Original Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(a) Purchaser, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints Navy Sail International Limited, in the capacity as Purchaser Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) controlling and making any determinations with respect to the post-Closing Aggregate Merger Consideration adjustments under Section 2.8; (ii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which Purchaser Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Purchaser Representative Documents”); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Purchaser Representative Documents; (vi) employing and obtaining the advice of legal counsel, accountants and other professional advisors as Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as Purchaser Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other out-of-pocket fees and expenses allocable or in any way relating to such transaction or any indemnification claim; and (v) otherwise enforcing the rights and obligations of any such Persons under any Purchaser Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that Purchaser Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Purchaser Securities (other than the Company Security Holders immediately prior to the Effective Time and their respective successors and assigns). All decisions and actions by Purchaser Representative, including any agreement between Purchaser Representative and the Company, Seller Representative, any Company Shareholders, shall be binding upon Purchaser and its Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 12.14 are irrevocable and coupled with an interest. Purchaser Representative hereby accepts its appointment and authorization as Purchaser Representative under this Agreement.”

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(i) Section 12.15 of the Original Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(a) Each Company Shareholder, by delivery of a Letter of Transmittal, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Extra Technology Limited, a BVI business company, in its capacity as Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under Seller Representative Documents, including: (i) controlling and making any determinations with respect to the post-Closing Merger Consideration adjustments under Section 2.8; (ii) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Company Shareholders in the reasonable judgment of Seller Representative, will be taken in the same manner with respect to all Company Shareholders unless otherwise agreed by each Company Shareholder who is subject to any disparate treatment of a potentially material and adverse nature); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as Seller Representative and to rely on their advice and counsel; (v) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (vi) receiving all or any portion of the consideration provided to the Company Shareholders under this Agreement and to distribute the same to the Company Shareholders in accordance with their Pro Rata Share; and (vii) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by Seller Representative, including any agreement between Seller Representative and Purchaser Representative, Purchaser, shall be binding upon each Company Shareholder and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 12.15 are irrevocable and coupled with an interest. Seller Representative hereby accepts its appointment and authorization as Seller Representative under this Agreement.”

(j) Section 13.1 of the Original Agreement is hereby amended by deleting the definitions of “2024 Consolidated Revenue” and “2025 Consolidated Revenue”.

(k) Section 13.1 of the Original Agreement is hereby amended by deleting the definition of “Aggregate Merger Consideration Amount” and replaced with the following:

“Aggregate Merger Consideration Amount” means (a) Three Hundred and Thirty-Five Million U.S. Dollars ($335,000,000) minus (b) the amount, if any, by which the Target Net Working Capital Amount exceeds the Net Working Capital (but not less than zero) minus (b) if Closing Net Debt is a positive number, the amount of Closing Net Debt, plus (c) if Closing Net Debt is a negative number, the absolute value of the amount of Closing Net Debt, minus (d) the amount of any unpaid Transaction Expenses”).

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(l) Section 13.1 of the Original Agreement is hereby amended by deleting the definition of “Ancillary Documents” and replaced with the following:

“Ancillary Documents” means each agreement, instrument or document including the Key Seller Lock-Up Agreements, the Assumed Warrant Agreement, the Non-Competition and Non-Solicitation Agreements, the Shareholder Support Agreement, the Insider Letter Amendment, the Founder Registration Rights Agreement Amendment, Escrow Agreement, the Seller Registration Rights Agreement, the Amended Pubco Charter, the Employment Agreements, and other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.”

(m) Section 13.2 of the Original Agreement is hereby amended by deleting the following capitalized terms: “2024 Revenue Target”, “Combined 2024/2025 Revenue Target”, “Earnout Escrow Account”, “Earnout Escrow Agreement”, “Earnout Escrow Amount”, “Earnout Escrow Property”, Earnout Escrow Shares”, “Earnout Period” and “Revenue Targets”.

2. Miscellaneous. Except as expressly provided in this First Amendment, all of the terms and provisions in the Original Agreement and the Ancillary Documents are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This First Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement or any Ancillary Document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Business Combination Agreement in the Business Combination Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this First Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this First Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Business Combination Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this First Amendment, the provision of this First Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. Sections 12.1 through 12.10, and 12.12 through 12.17 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this First Amendment as if all references to the “Agreement” contained therein were instead references to this First Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, each Party hereto has caused this First Amendment to be signed and delivered as of the date first written above.

The Purchaser: TRISTAR ACQUISITION I CORP.

By:	/s/ Xiaoma (Sherman) Lu
Name: Xiaoma (Sherman) Lu Title: Chief Executive Officer

Purchaser Representative: NAVY SSAIL INTERNATIONAL LIMITED, solely in the capacity as the Purchaser Representative hereunder

By:	/s/ Chunyi (Charlie) Hao
Name: Chunyi (Charlie) Hao Title: Director

Pubco: HELPORT AI LIMITED

By:	/s/ Cong Shi
Name: Cong Shi Title: Director

First Merger Sub: MERGER I LIMITED

By:	/s/ Cong Shi
Name: Cong Shi Title: Director

Second Merger Sub: MERGER II LIMITED

By:	/s/ Cong Shi
Name: Cong Shi Title: Director

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The Company: HELPORT LIMITED

By:	/s/ Fan Yu
Name: Fan Yu Title: Director

The Seller Representative: EXTRA TECHNOLOGY LIMITED, solely in the capacity as Seller Representative hereunder

By:	/s/ Cong Shi
Name: Cong Shi Title: Director

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